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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                             ---------------------

                                   FORM 8-A/A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12 (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                        Federal Realty Investment Trust
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


           Maryland                                          52-0782497
------------------------------------         -----------------------------------
   (State of Incorporation                               (I.R.S. Employer
    or Organization)                                      Identification no.)


     1626 East Jefferson Street, Rockville, Maryland           20852
-------------------------------------------------------    --------------------
        (Address of Principal Executive Offices)             (Zip Code)

   If this form relates to the registration of a class of securities pursuant to
   Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. [X]

   If this form relates to the registration of a class of securities pursuant to
   Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. [_]


Securities Act registration statement file number to which this form relates:

      N/A
---------------
(If applicable)

Securities to be registered pursuant to Section 12 (b) of the Act:

        Title of Each Class                Name of Each Exchange on Which
        to be so Registered                Each Class is to be Registered
        -------------------                ------------------------------

Common Shares of Beneficial Interest, $.01 par value    New York Stock Exchange
----------------------------------------------------    -----------------------



Securities to be registered pursuant to Section 12 (g) of the Act:

                                     (none)
________________________________________________________________________________
                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.    Description of Registrant's Securities to be Registered.

          Federal Realty Investment Trust is organized as a real estate investment trust under the laws of the State of Maryland. As a Maryland REIT, Federal Realty is governed by:

          . Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8");
          .  our declaration of trust; and
          .  our bylaws.

          The following brief description of Federal Realty's common shares of beneficial interest does not purport to be complete and is subject to and qualified in its entirety by reference to the Trust's (1) Declaration of Trust, filed as an exhibit to the Trust's Current Report on Form 8-K dated May 21, 1999, (2) Bylaws, as amended, filed as an exhibit hereto, (3) Form of Common Share Certificate, filed as an exhibit to the Trust's Annual Report on Form 10-K for the year ended December 31, 1999, and (4) the Articles Supplementary relating to the Trust's Series B Preferred Shares (as defined below), filed on November 26, 2001 as an exhibit to the Trust's Registration Statement on Form 8-A, copies of which may be obtained from the Trust by writing to the Trust at Federal Realty Investment Trust, 1626 E. Jefferson Street, Rockville, MD 20852-4041, Attention: Corporate Secretary.

Authorized Shares of Beneficial Interest

          The declaration of trust authorizes the Trust to issue up to 115,000,000 shares of beneficial interest, of which 100,000,000 have been designated common shares and 15,000,000 have been designated preferred shares. The board of trustees is authorized to increase or decrease the authorized aggregate number of shares and the number of authorized shares in any class or series without shareholder approval.

          As of the date hereof, the Trust has issued and outstanding 4,000,000 shares of its 7.95% Series A Cumulative Preferred Redeemable Shares (the "Series A Preferred Shares") and 5,400,000 shares of its 8 1/2% Series B Cumulative Redeemable Preferred Shares (the "Series B Preferred Shares"). The Series A Preferred Shares and the Series B Preferred Shares rank prior to the common shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust. The declaration of trust provides that, unless full cumulative dividends on all outstanding Series A Preferred Shares, Series B Preferred Shares and any other class or series of shares of beneficial interest of the trust ranking, as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, on a parity with the Series A Preferred Shares or Series B Preferred Shares ("Parity Shares") shall have been declared and paid or declared and set apart for payment for all past dividend periods, then no dividends, other than dividends paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, beneficial interest in the Trust which rank junior to the Series A Preferred Shares and Series B Preferred Shares with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Trust ("Fully Junior Shares"), shall be declared or paid or set apart for payment on the common shares nor shall any common shares be redeemed, purchased or otherwise acquired (other than for purposes of employee incentive or benefit plans of the Trust or by conversion into or exchange for Fully Junior Shares).

          In the event of any liquidation, dissolution or winding up of the Trust, the holders of Series A Preferred Shares and Series B Preferred Shares shall be entitled to receive $25 per share, plus all accrued and unpaid dividends, before any distribution shall be made with respect to the common shares.

Shareholder Voting Rights

          Under Title 8 and our governing documents, holders of common shares of beneficial interest are entitled to one vote on all matters submitted to a vote of shareholders. The election of trustees requires a plurality of all the votes cast at the meeting of shareholders duly called and at which a quorum is present. The declaration of trust does not provide for cumulative voting in the election of trustees.

          Under the declaration of trust, the affirmative vote of the holders of two-thirds of the shares entitled to vote on the matter is required for:

          . an amendment to the declaration of trust with board of trustees approval,
          .  the termination of the Trust,
          . a merger or consolidation of the Trust, or . a sale or disposition of substantially all of the property of the
             Trust.

          Except as provided above and except with respect to voting or the election for the removal of trustees or as otherwise may be required by law, the holders of common shares have no voting rights unless the board of trustees shall have directed that a particular matter be submitted for shareholder approval or ratification. The shareholders have no right to amend the declaration of trust without prior approval of the board of trustees.

Pre-emptive Rights

          Under the declaration of trust, neither the holders of Series
A Preferred Shares or Series B Preferred Shares nor the holders of common shares have preemptive rights. However, the board of trustees, in setting the terms of classified or reclassified shares of beneficial interest, may grant holders of shares preemptive rights to purchase or subscribe for additional shares of beneficial interest or other securities.

Restrictions on Dividends and Other Distributions

          Title 8 does not set forth any standards for dividends or other distributions to shareholders. The declaration of trust allows the board of trustees to authorize the Trust to pay to shareholders dividends or distributions in cash, assets or securities of the Trust or from any other source. The Trust may pay any dividend or make any other distribution to the shareholders as authorized in the declaration of trust and by the board of

                                      -1-

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trustees if, after giving effect to the dividend or distribution, the Trust would be able to pay its debts as they become due in the usual course of its business. The declaration of trust requires the board of trustees to endeavor to authorize and cause the Trust to pay such dividends and distributions as may be necessary for the Trust to qualify as a REIT under the Internal Revenue Code.

Dissenting Shareholders' Appraisal Rights

          Title 8 does not provide appraisal rights to shareholders of a Maryland REIT if the Maryland REIT's shares, like the Trust's shares, are listed on a national securities exchange. Neither the declaration of trust nor the bylaws provides for appraisal rights, although the board of trustees may, in setting the terms of classified or reclassified shares, grant appraisal rights.

Board of Trustees

          Under the declaration of trust, trustees, except for trustees elected by holders of preferred shares, are elected in three classes for staggered, three-year terms. The number of trustees may be increased or decreased pursuant to the bylaws, provided that the total number of trustees may not be less than three or more than 15.

Removal of Trustees

          Under the declaration of trust, and subject to the rights of any holders of preferred shares, the shareholders of the Trust may remove a trustee, with or without cause, at any meeting of shareholders called for that purpose, either (1) by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote on the matter, if the removal is approved by a vote of not less than two-thirds of the trustees, or (2) by the affirmative vote of the holders of not less than 80% of the shares entitled to vote on the matter.

Vacancies on the Board of Trustees

          Title 8 does not address vacancies in a board of trustees. The bylaws provide that, subject to the rights of any holders of preferred shares, any vacancy, including a vacancy created by an increase in the number of trustees, in the board of trustees may be filled by a majority of the remaining trustees or, if the trustees fail to act, at a meeting called for that purpose by the vote of holders of a majority of the shares entitled to vote on the matter. Each trustee so elected shall serve for the unexpired term of the trustee he is replacing.

          The declaration of trust provides that when six consecutive quarterly dividends payable to holders of Series A Preferred Shares, Series
B Preferred Shares or any series or class of Parity Shares are in arrears, holders of Series A Preferred Shares and Series B Preferred Shares, together with the holders of any series of Parity Shares, voting as a single class regardless of series, will be entitled to elect two additional trustees to serve on the board of trustees. Whenever all dividends in arrears on the Series A Preferred Shares, the Series B Preferred Shares and any Parity Shares shall have been paid and dividends thereon for the current dividend period shall have been paid or set apart for payment, then such voting rights shall immediately cease (subject to reinstatement under similar circumstances in the future) and the term of office of the trustees so elected will automatically terminate.

Annual Meetings of Shareholders

          The bylaws provide that an annual meeting of shareholders for the election of trustees and the transaction of any business within the powers of the Trust must be held in the month of May of each year, after the delivery of the annual report. Failure to hold such a meeting does not invalidate the Trust's existence or affect any otherwise valid acts of the Trust. The bylaws provide procedures which must be followed relating to annual meetings, including the requirement that nominations for elections to the board of trustees and new business proposals be delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the 120th day prior to the first anniversary of the date of the proxy statement relating to the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is changed by more than 30 days or if the Trust has not previously held an annual meeting, notice by the shareholder to be timely must be so delivered within a reasonable time before the Trust begins to print and mail its proxy materials. In no event shall the public announcement of a postponement or adjournment of an annual meeting to a later date or time commence a new time period for the giving of a shareholder's notice as described above. Such shareholder's notice must set forth:

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          .  as to each person whom the shareholder proposes to nominate for election or reelection as a Trustee all information relating to such person that is required to be disclosed in solicitations of proxies for election of Trustees in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a Trustee if elected;

          . as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and of the beneficial owner, if any, on whose behalf the proposal is made; and

          . as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
                . the name and address of such shareholder, as they appear on the Trust's books, and of such beneficial owner, and
                . the number of each class of shares of the Trust which are owned beneficially and of record by such shareholder and such beneficial owner.

          If the number of trustees to be elected to the board of trustees is increased and there is no public announcement by the Trust naming all of the nominees for trustee or specifying the size of the increased board of trustees at least 70 days prior to the first anniversary of the preceding year's annual meeting, a shareholder's notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at the principal executive offices of the Trust not later than the close of business on the tenth day following the day on which such public announcement is first made by the Trust.

Special Meetings of Shareholders

          The bylaws provide that a special meeting of shareholders may be called by the president of the Trust or by one-third of the trustees, and must be called upon the written request of the holders of shares entitled to cast not less than twenty-five percent of all of the votes entitled to be cast at such a meeting. The bylaws provide procedures which must be followed for both the request for a special meeting by shareholders and the conduct of the special meeting, including the requirement that nominations for elections to the board of trustees must be delivered to the secretary not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the tenth day following the day on which public announcement is first made of the special meeting. The bylaws further provide that nominations for elections to the board of trustees at a special meeting may be made by shareholders only if the board of trustees has determined that trustees shall be elected at that special meeting.

          Under Title 8, the board of trustees has the sole power to fix (1) the record date for determining shareholders entitled to request a special meeting;
(2) the record date for determining shareholders entitled to notice of and to vote at the special meeting; and (3) the date, time and place for the special meeting.

Shareholder Action by Written Consent

          Title 8 does not address actions by written consent of shareholders. The declaration of trust provides that any action by shareholders may be taken without a meeting if a majority of shares entitled to vote on the matter, or such larger proportion of shares as shall be required to take such action, consent to the action in writing and the written consents are filed with the records of the meeting of shareholders.

Amendments to Declaration of Trust and Bylaws

          Under Title 8, an amendment to a declaration of trust must be approved by at least a majority of the board of trustees and the affirmative vote of the holders of two-thirds of the shares entitled to vote on such matter unless otherwise provided in the declaration of trust. The declaration of trust provides for amendments to the declaration of trust by the affirmative vote of the holders of a majority of the shares entitled to vote on the matter if the Trustees have unanimously approved a shareholder vote on the matter. The board of trustees has the authority to increase the authorized shares of the trust without the approval of the shareholders.

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          The declaration of trust provides that the Trustees may amend the declaration of trust, in the manner provided by Title 8, without any action by the shareholders, to qualify as a REIT under the Internal Revenue Code or under Title 8 and as otherwise provided in the declaration of trust.

          The bylaws provide that the board of trustees has the power to adopt, amend or repeal any provision of the bylaws, except as otherwise provided in a bylaw adopted by the shareholders as provided in the next sentence, and to make new bylaws. In addition, our bylaws give shareholders the power to adopt, alter or repeal any provision of the bylaws by a vote of holders of not less than 80% of the shares entitled to vote on the matter.

Limit on Share Ownership

          Title 8 does not limit share ownership. The declaration of trust prohibits the ownership by any person of greater than 9.8% in value of the aggregate of the outstanding equity shares and 9.8%, in value or in number of shares, whichever is more restrictive, of the aggregate number of the outstanding common shares. With some exceptions and requirements, the board of trustees, in its sole discretion, may exempt a person from these share ownership limits, or may establish separate share ownership limits for such person. To the extent that any proposed transfer of shares would violate these prohibitions or other specified provisions intended to preserve the Trust's status as a real estate investment trust under the Internal Revenue Code, such shares shall be automatically transferred to a charitable trust or, in certain circumstances, the transfer will be deemed void from inception. The proposed transferee will have no rights in any shares transferred to a charitable trust, although the declaration of trust requires that the shares be sold and the proceeds from the sale be paid to the proposed transferee; provided that the proposed transferee will not be entitled to receive sale proceeds in excess of the price paid by the proposed transferee for those shares or, in certain circumstances, the market value of those shares at a specified date.

          Under Maryland corporate law, as applicable to real estate investment trusts formed under Title 8, certain "business combinations" including mergers, asset transfers and issuances of equity securities between a Maryland REIT and any person who beneficially owns 10% or more of the voting power of the trust's shares or specified affiliates or associates of the trust or an affiliate of the trust are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any business combination must be recommended by the board of trustees and approved by two super-majority shareholder votes unless, among other conditions, the trust's common shareholders receive a minimum price, to be set in accordance with the guidelines laid out in Maryland corporate law, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its common shares. These provisions do not apply, however, to business combinations that are approved or exempted by the board of trustees before the interested shareholder becomes an interested shareholder.

Control Share Acquisitions

          Maryland corporate law, as applicable to Maryland REITs, provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

          . one-tenth or more but less than one-third, . one-third or more but less than a majority, or . a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition, upon satisfaction of conditions specified under Maryland corporate law, including an undertaking to pay expenses, may compel the board of trustees of the Trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the Trust may itself present the question at any shareholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as provided by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of those shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares

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as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

          The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

          The bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Trust's shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Limitation of Trustees' and Officers' Liability

          Title 8 permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from
(a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Trust includes such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

Limitation of Shareholder Liability; Indemnification of Shareholders

          Under Maryland law applicable to Maryland REITs, a shareholder is not personally liable for the obligations of the Trust solely as a result of his or her status as a shareholder. The declaration of trust provides that no shareholder will be liable for any debt or obligation of the Trust by reason of being a shareholder nor will any shareholder face any personal liability in tort, contract or otherwise to any person in connection with the property or affairs of the Trust by reason of being a shareholder.

          The bylaws further provide that the Trust will indemnify each present or former shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder and that the Trust will reimburse each shareholder for all reasonable expenses incurred by him or her in connection with any proceeding by reason of his or her status as a shareholder.

          However, with respect to tort claims, contractual claims where shareholder liability is not so negated by the express terms of the contract, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Trust.

          Inasmuch as the Trust carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Trust's assets plus its insurance coverage would be insufficient to satisfy the claims against the Trust and its shareholders.

Indemnification of Trustees and Officers

          The declaration of trust authorizes the Trust, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any present or former trustee or officer or (b) any individual who, while a trustee of the Trust and at the request of the Trust, serves or has served as a trustee, director, officer or partner of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of such status. The bylaws of the Trust obligate it, to the maximum extent permitted by Maryland law, to indemnify (a) any present or former trustee, officer or shareholder, and any individual who, while a trustee, officer or shareholder, served as a director, officer, partner, trustee or shareholder of another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, who has been successful, on the merits or otherwise, in the defense of a proceeding to which he or she was made a party by reason of service in that capacity, against reasonable expenses incurred in connection with the proceeding and (b) any present or former trustee or officer against any claim or liability to which he or she may be become subject by reason of such status, subject to exceptions. In addition, the Trust shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses incurred by a present or former trustee, officer or shareholder made party to a proceeding by reason of his or her status, subject to specified conditions. The declaration of trust and bylaws also permit the Trust to indemnify and advance expenses to any person who served a predecessor of the Trust in any of the capacities described above and to any employee or agent of the Trust or a predecessor of the Trust.


          Title 8 permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland corporate law for directors and officers of Maryland corporations. Maryland corporate law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of

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any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland corporate law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland corporate law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Inspection of Books and Records

          Title 8 provides a right to inspect and copy a Maryland REIT's books of account and stock ledger to persons who have been shareholders for more than six months and own at least 5% of any class of a Maryland REIT's outstanding shares. In addition, any shareholder of a Maryland REIT has a right to inspect the bylaws, minutes of the shareholder's meetings, annual statements of affairs and voting trust agreements and to request that the REIT provide a sworn statement showing all stock and securities issued and all consideration received by the Maryland REIT within the preceding twelve months.

Interested Trustee Transactions

          Title 8 does not address interested trustee transactions. Pursuant to the declaration of trust, the Trust may enter into any contract or transaction of any kind with any person including any trustee, officer, employee or agent of the trust or any person affiliated with a trustee, officer, employee or agent of the trust, whether or not any of them has a financial interest in such transaction.


Additional Anti-takeover Provisions of Maryland Law

          Title 8 contains a number of anti-takeover provisions that apply to all Maryland REITs, including provisions that:

..    Clarify that the duty of the trustees of a REIT does not require them to accept, recommend or respond to an acquisition proposal, or take or fail to take any other action solely because of (a) the effect such action or inaction may have on the acquisition proposal or (b) the amount of type of consideration that may be offered or paid to shareholders in an acquisition;

..    Contain a presumption that a trustee acts in good faith, in a manner he believes to be in the best interests of the REIT and with the care an ordinarily prudent person in a like position would use in similar circumstances;

..    Clarify that actions by trustees relating to or affecting an acquisition or potential acquisition of control of a REIT may not be subject to a higher duty or greater scrutiny than is applied to other acts of a trustee;

..    Validate a board's authority to set the terms and conditions of a shareholder rights plan, including any plan containing any provision that:

     . precludes the exercise, transfer or receipt of the rights, options or warrants by designated persons in specified circumstances; or

     . limits for up to 180 days the power of a future board to redeem modify or terminate the rights, options or warrants; and

..    Validate bylaw provisions requiring advance notice of shareholder nominations or proposals

     These provisions, as well as the provisions described above under "Limit on Share Ownership" and "Control Share Acquisitions", could have the effect of delaying or preventing a change of control of the Trust.

Item 2.    Exhibits.

  The following documents are being filed as exhibits to this registration statement.


      Exhibit Number                               Description
----------------------------         -------------------------------------------
           1                         Declaration of Trust of Federal Realty
                                     Investment Trust dated May 5, 1999
                                     (incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form
                                     8-K dated May 21, 1999)

           2 Bylaws of Federal Realty Investment Trust, as amended through the date hereof

           3 Form of Common Share Certificate of Federal Realty Investment Trust (incorporated by reference to Exhibit 4 to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1999)

           4                         Articles Supplementary relating to the
                                     8 1/2% Series B Cumulative Redeemable
                                     Preferred Shares of Beneficial Interest,
                                     Liquidation Preference $25.00 Per Share,
                                     Par Value $.01 Per Share (incorporated by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form 8-A, filed with the Commission on November 26, 2001)

                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        FEDERAL REALTY INVESTMENT TRUST


Date: June 6, 2002                      By:  /s/ Dawn M. Becker
                                             ------------------------
                                             Name:  Dawn M. Becker
                                             Title: Vice President,
                                                    General Counsel and
                                                    Secretary